STOCK OPTION AGREEMENT


     Corcap, Inc., a Nevada corporation ("Corcap"), hereby grants to CompuDyne Corporation, a Pennsylvania corporation (the "Grantee"), the option (the "Option") to purchase 16,666 shares (the "Option Shares") of common stock, par value $.75 per share ("Common Stock") of CompuDyne Corporation ("CompuDyne") at the purchase price of $.01 per share (the "Purchase Price").

     The Option is granted subject to the following terms and conditions:

     1. The Option is immediately exercisable and shall expire five years from the date of this Agreement (the "Expiration Date").

     2. The Option may be exercised, in whole or in part, by written notification delivered in person or by mail to Corcap's Corporate Secretary at Corcap's executive offices in Willimantic, Connecticut or at such other location of its executive offices. Such notification shall be effective upon its receipt by the Corporate Secretary of Corcap on or before the Expiration Date, and shall be in substantially the form attached as Exhibit A, specifying the number of shares with respect to which the Option is then being exercised and accompanied by payment for such shares. The Option may not be exercised with respect to a fractional share. In the event the Expiration Date falls on a day which is not a regular business day at Corcap's executive offices, then such written notification must be received at such office on or before the last regular business day prior to the Expiration Date. Payment is to be made by check payable to the order of Corcap. No shares shall be issued on exercise of the Option until full payment for such shares has been made and all checks delivered in payment therefor have been collected. The Grantee shall not have any rights of a shareholder with respect to the Option Shares prior to or upon exercise of the Option, including but not limited to, the right to vote or to receive dividends, until stock certificates have been transferred to the Grantee.

     3. Corcap shall not be required to transfer any certificate or certificates for shares purchased upon the exercise of any part of the Option prior to the payment to Corcap, upon its demand, of any amount requested by Corcap for transfer or stamp taxes or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of the Option or the transfer of such shares. The Option shall be exercised and shares transferred only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities laws, and the Grantee shall comply with any requirements imposed by the Securities and Exchange Commission or any state securities commission under such laws or as reasonably requested by Corcap.

     4. The Option is transferrable by the Grantee and may be assigned, transferred, pledged or hypothecated in whole or in part by operation of law or otherwise.

     5. Notwithstanding any other provisions, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other changes in corporate structure or capitalization affecting the Common Stock, the number of shares remaining to be exercised under the Option and the Purchase Price shall be appropriately adjusted pro rata. If, as a result of any adjustment under this paragraph, the Grantee becomes entitled to a fractional share, it shall have the right to purchase only the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.

     6. Corcap shall not assign, transfer, pledge or hypothecate the Option Shares (except as provided herein) until the Expiration Date.

     7. The waiver by Corcap of any provision of the Option shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of the Option.

     8. The Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of Connecticut.

     Dated:  March 25, 1996


                              CORCAP, INC.



                              By   /s/ Diane Burns
                                 _________________________________
                                 Diane Burns
                                 Its President


     I accept the Option, subject to its terms set forth above.

                              COMPUDYNE CORPORATION



                              By   /s/ Martin Roenigk
                                 _________________________________
                                 Martin Roenigk
                                 Its President




                   EXHIBIT A TO STOCK OPTION AGREEMENT

                     STOCK OPTION EXERCISE NOTICE









________________, 19__





Corcap, Inc.
120 Union Street
Willimantic, Connecticut 06226

Attention:

Ladies and Gentlemen:

     Pursuant to the provisions of the Stock Option Agreement, dated March 25, 1996 (the "Agreement"), whereby you have granted the undersigned a stock option (the "Option") to purchase 16,666 shares of Common Stock of Corcap Corporation (the "Company"), the undersigned hereby notifies you of its election to exercise the Option to purchase ____________ of the shares covered by the Option at the price specified therein.

     I understand that the Agreement will be deemed to be amended automatically to reduce the number of shares remaining to be exercised under the Agreement by the number of shares exercised by this notice.

     In full payment of the price for the shares being purchased, I am delivering to you herewith a check payable to the order of the Company in the amount of $__________.

     Please mail the stock certificates to me at:

               Name          _____________________________

               Address     _____________________________

                         _____________________________




Calculation of funds due:

     Option price $________ x

     Number of shares exercised ________ =

     Cost of Exercise                                    $__________


                              Total Amount Due         = $__________

To be paid by:

     [ ]     Cash or check                             = $__________


                                         TOTAL         = $__________






                              ________________________________
                                   Signature of Grantee